AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                     OF
                        PHOENIX RESTAURANT GROUP, INC.


                                  ARTICLE I

     The name of the Corporation is: PHOENIX RESTAURANT GROUP, INC.


                                 ARTICLE II

     Section 2.1 Common Stock. The aggregate number of shares of common stock (the "Common Stock") that the Corporation shall have the authority to issue is 40,000,000, with $.10 par value per share. Except as required by law or as set forth in articles of amendment filed with the Georgia Secretary of State with respect to any series of preferred stock issued by the Corporation, each share of Common Stock shall have one vote on each matter submitted to a vote of the shareholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

     Section 2.2 Preferred Stock. The aggregate number of shares of preferred stock (the "Preferred Stock") that the Corporation shall have authority to issue is 5,000,000, with a par value of $.01 per share. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Georgia Secretary of State as required by law to be filed with respect to the issuance of such Preferred Stock, prior to the issuance of any shares of such series.

     The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

         (i) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

         (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

         (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

         (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

         (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

         (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

         (vii) any other relative rights, powers, preferences, quali fications, limitations or restrictions thereof relating to such series.

     Section 2.3 Shares Acquired by the Corporation. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so required shall constitute authorized but unissued shares. Unless otherwise provided in the resolutions adopted by the Board of Directors and set forth in the articles of amendment filed with the Georgia Secretary of State with respect to any series of Preferred Stock, shares of Preferred Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by


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resolution provide that any or all treasury shares so required shall constitute authorized but unissued shares.


                                ARTICLE III

     Section 1. Number of Directors and Term of Office. The number of Directors of the Corporation shall not be less than three (3) nor more than fifteen (15), the precise number to be fixed by resolution of the Board of Directors from time to time.

     The number of Directors may be increased or decreased from time to time as provided by these Bylaws and in the Articles of Incorporation; provided, however, that the total number of Directors at any time shall not be less than three (3); and provided further, that no decrease in the number of Directors shall have the effect of shortening the term of an incumbent director. In the event that preferred stock of the Corporation is issued and authorize the election of one or more Directors by the holders of such preferred stock, the number of Directors may be increased in accordance with the terms of the preferred stock.

     Section 2. Removal. The entire Board of Directors or any individual Director may be removed from the office but only for cause and only by the affirmative vote of at least seventy-five percent (75%) of all classes of stock of the Corporation entitled to vote in the election of such Director or Directors, considered for purposes of this Section as one class. Notwithstanding the foregoing, in the event that preferred stock of the Corporation is issued and authorizes the election of one or more Directors by the holders of such preferred stock, any individual Director elected by the preferred shareholders may be removed only by the holders of the outstanding shares of the preferred stock in accordance with the terms of the preferred stock as provided therein. Removal action may be taken at any shareholders meeting with respect to which notice of such purpose has been given, and a removed Directors' successor may be elected at the same meeting to serve the unexpired term.

     Section 3. Vacancies. A vacancy occurring on the Board of Directors, other than by reason of removal of a Director by the shareholders but including vacancies arising from resignation, death or through an increase in the number of Directors, may be filled, until the next election of Directors by the shareholders, by the affirmative vote of at least two thirds (2/3) of the total number of Directors then remaining in office, though they constitute less than a quorum of the Board of Directors.


                                ARTICLE IV

     The Corporation shall have perpetual duration.


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                                ARTICLE V

     The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.


                               ARTICLE VI

     Section 6.1 No director of the Corporation shall have personal liability to the Corporation or to its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability:
(i) for any appropriation, in violation of the director's duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or (iv) for any transaction from which the director received an improper personal benefit.

     Section 6.2 Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Articles of Incorporation of the Corporation inconsistent with this Article, shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption of an inconsistent provision.

     Section 6.3 If the Georgia Business Corporation Code is amended to authorize the further limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as amended.


                              ARTICLE VII

     None of the holders of any stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.


                              ARTICLE VIII

     Any action required to be taken at a meeting of the Shareholders, or any action which may be taken at a meeting of the Shareholders, may be taken without a meeting if written consent and approval, setting forth the action authorized, shall be signed by all Shareholders entitled to vote on such action or persons who would be entitled to vote


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at a meeting those shares having voting power to cast not less than seventy-
five (75%) of the votes that would be entitled to vote on such actions at a meeting at which all shares entitled to vote were present and voted, provided that action by less than unanimous written consent may not be taken with respect to any election of Directors as to which Shareholders would be entitled to cumulative voting. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the Corporation for inclusion in the minutes or for filing with the corporate records. No written consent shall be valid unless the consenting shareholder has been furnished the same material that would have been required to be sent to the shareholders in a notice of a meeting at which the proposed action would have been submitted to the shareholders for action, including notice of any applicable dissenters' rights, or the written consent contains an express waiver of the right to receive the material otherwise required to be furnished. If corporate action is taken without a meeting by less than unanimous written consent then written notice shall be given to all persons who are voting shareholders on the date the consent is first executed and who have not consented in writing, not later than ten (10) days after such action is taken.


                                ARTICLE IX

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision solely grants discretionary authority to the directors and no constituency shall be deemed to have been given any right to consideration hereby.


                                ARTICLE X

     The mailing address of the principal office of the Corporation is Suite 235, 3000 Northwoods Parkway, Gwinnett County, Norcross, Georgia 30071.


                               ARTICLE XI

     Section 11.1. Amendment. These Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group.


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     Section 11.2.   Supermajority Vote Required for Certain Amendments.
Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws of the Corporation and subject to the rights of holders of any series of Preferred Stock then outstanding (and notwithstanding that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), (i) the affirmative vote of the holders of at least 75% of the shares of the Corporation entitled to vote generally in the election of directors, voting as a single voting group, shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, Articles III, VI, VIII, IX or this Section 11.2 of these Articles of Incorporation, and (ii) Articles IX, XII, XIII, XIV, Sections 3 or 11 of Article II or Sections 2, 3 or 4 of Article III of the Bylaws of the Corporation shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted, without the affirmative vote of a majority of the entire Board of Directors or of the holders of at least 75% of the shares of the Corporation entitled to vote generally in the election of directors, voting as a single voting group.












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